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                                                                    EXHIBIT 99.1


                 ABGENIX ENTERS RESEARCH COLLABORATION WITH BASF

FREMONT, Calif., March 26 /PRNewswire/ -- Abgenix, Inc. (Nasdaq: ABGX - news) today announced that it has signed a research collaboration agreement with BASF Bioresearch Corporation ("BASF"). Under the agreement, BASF can utilize Abgenix's XenoMouse (TM) technology to develop fully human antibodies to an undisclosed antigen target. In return, Abgenix will receive an upfront research payment and could receive additional fees and milestone payments plus royalties on future product sales by BASF, if any. BASF will be responsible for product development, manufacturing and marketing of any products developed through the collaboration.

"We are pleased to add BASF, a large global pharmaceutical company, to our growing list of corporate collaborators," stated R. Scott Greer, president and chief executive officer of Abgenix. "We believe that this is evidence that the pharmaceutical industry is increasingly recognizing the value of fully human monoclonal antibodies as therapeutic products."

Abgenix is a biopharmaceutical company that develops and intends to commercialize antibody therapeutic products for the treatment of a variety of disease conditions, including transplant-related diseases, inflammatory and autoimmune disorders, cardiovascular disease and cancer. Abgenix has developed XenoMouse technology, which it believes enables quick generation of high affinity, fully human antibody product candidates to essentially any disease target appropriate for antibody therapy. Abgenix has collaborative arrangements with multiple pharmaceutical and biotechnology companies involving its XenoMouse technology. In addition, Abgenix has four proprietary antibody product candidates that are under development internally, two of which are in human clinical trials.

Statements made in this press release about Abgenix's XenoMouse technology, product development activities and collaborative arrangements other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, the regulatory approval process, competitive products, future capital requirements and the extent and breadth of Abgenix's patent portfolio. Please see Abgenix's public filings with the Securities and Exchange Commission for information about risks which may affect Abgenix.